Exhibit 99(a)(11)

THE ALLIANCEBERNSTEIN POOLING PORTFOLIOS

AMENDMENT NO. 10 TO AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the duly elected and qualified Trustees of The AllianceBernstein Pooling Portfolios, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated November 11, 2004, as amended, do hereby:

FIRST:  Amend Article I, Section 1 of the Agreement and Declaration of Trust by striking out said Section in its entirety and inserting in lieu thereof the following:

Section 1.	This Trust shall be known as "The AB Pooling Portfolios", and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

SECOND:  Amend Article III, Section 6 of the Agreement and Declaration of Trust by striking out the first sentence thereof and inserting in lieu thereof the following:

Section 6.	Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the following Series and classes shall be, and is hereby, established and designated: AB U.S. Value Portfolio, AB U.S. Large Cap Growth Portfolio, AB Multi-Asset Real Return Portfolio, AB International Value Portfolio, AB International Growth Portfolio, AB Short Duration Bond Portfolio, AB Global Core Bond Portfolio, AB Bond Inflation-Protection Portfolio, AB High Yield Portfolio, AB Small-Mid Cap Value Portfolio, AB Small-Mid Cap Growth Portfolio, and AB Volatility Management Portfolio, which each such Series may issue from time to time, shall be, and are hereby, established and designated, which classes shall have the respective rights and preferences as may be determined from time to time by the Trustees.

This instrument shall become effective on January 20, 2015.  This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

/s/ John H. Dobkin	Date: 01/19/2015
John H. Dobkin

/s/ Michael J. Downey	Date: 1/16/15
Michael J. Downey

/s/ William H. Foulk, Jr.	Date: 1/15/15
William H. Foulk, Jr.

/s/ D. James Guzy	Date: 1/16/15
D. James Guzy

/s/ Nancy P. Jacklin	Date: Jan. 16, 2015
Nancy P. Jacklin

/s/ Robert M. Keith	Date: 1/16/15
Robert M. Keith

/s/ Garry L. Moody	Date: 1/16/15
Garry L. Moody

/s/ Marshall C. Turner, Jr.	Date: 1/16/15
Marshall C. Turner, Jr.

/s/ Earl D. Weiner	Date: 1/16/15
Earl D. Weiner